Exhibit 5.1

Our ref     MSJ/279908/29104186/1

Nord Anglia Education, Inc.
c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

11 March 2014

Dear Sirs

Nord Anglia Education, Inc.

We have acted as Cayman Islands counsel to Nord Anglia Education, Inc. (the “Company”) in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto (the “Form F-1”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) covering up to 21,850,000 ordinary shares of a par value of US$0.01 per share (the “Shares”) to be issued by the Company as part of the Company’s initial public offering.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The Certificate of Incorporation dated 14 December 2011 and the Seventh Amended and Restated Memorandum and Articles of Association conditionally adopted on 10 March 2014 (the “Articles”).

1.2                               The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 17 February 2014 (the “Meeting) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3                               A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4                               A certificate from a Director of the Company addressed to this firm dated 10 March 2014 (the “Director’s Certificate”).

1.5                               The Registration Statement.

2                                         Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2                               All signatures, initials and seals are genuine.

2.3                               The Shares to be issued by the Company pursuant to the Registration Statement will be issued by the Company against payment in full of the consideration and the Shares have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders), as we have not inspected such register.

2.4                               There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                               The Shares have been duly authorised for issue by the Company, and when issued by the Company against payment in full, of the consideration, and duly registered in the Company’s register of members (shareholders), will be validly issued, fully-paid and non-assessable.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder